Exhibit 99

PRESS RELEASE

For Immediate Release

INEI CORPORATION ANNOUNCES CASH DISTRIBUTIONS

ANNAPOLIS, MD – October 3, 2004: INEI Corporation [OTCBB:INEY] announced that its Board of Directors declared an initial liquidating cash distribution on September 28, 2004 of one dollar ($1.00) per share on its Common Stock and one dollar ($1.00) per share on its Class B Common Stock. Both distributions are to be paid on or about November 1, 2004 to the stockholders of record at the close of business on October 15, 2004.

The stockholders of INEI Corporation (formerly known as Insituform East, Incorporated) approved the dissolution and liquidation of INEI Corporation at their annual meeting on June 30, 2004 and, pursuant thereto, the Board caused the filing of a certificate of dissolution on June 30, 2004.

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Contact:	Robert W. Erikson	George Wm. Erikson
	President	Chairman
	(443) 482-3375	(443) 482-3375